Table of Contents

                                                            Page

THE COMPANY................................................

PENNROCK FINANCIAL SERVICES CORP. DIVIDEND REINVESTMENT
  PLAN.....................................................

PURPOSE....................................................

ADVANTAGES.................................................

ADMINISTRATION.............................................

PARTICIPATION..............................................

VOLUNTARY CASH CONTRIBUTIONS...............................

PURCHASES..................................................

DIVIDENDS..................................................

COSTS......................................................

REPORTS TO PARTICIPANTS....................................

CERTIFICATES FOR SHARES AND OPTIONAL CUSTODIAL FEATURE.....

VOTING RIGHTS..............................................

STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS............

WITHDRAWAL AND SALE OF SHARES..............................

TERMINATION OF PARTICIPATION...............................

AMENDMENT AND TERMINATION OF PLAN..........................

INQUIRIES CONCERNING THE PLAN..............................

INTERPRETATION OF THE PLAN.................................

RESPONSIBILITY OF THE COMPANY AND THE PLAN AGENT...........

FEDERAL INCOME TAX INFORMATION.............................

DESCRIPTION OF COMMON STOCK................................

GENERAL....................................................

DIVIDENDS..................................................

ANTITAKEOVER PROVISION.....................................

USE OF PROCEEDS............................................

LEGAL MATTERS..............................................

INDEMNIFICATION OF DIRECTORS AND OFFICERS..................

EXPERTS....................................................

ADDITIONAL INFORMATION.....................................



                           PROSPECTUS

               PENNROCK FINANCIAL SERVICES CORP.
                        1060 Main Street
                          P.O. Box 580
               Blue Ball, Pennsylvania  17506
                        (717) 354-4541

               284,532 Shares of Common Stock

                      $2.50 Par Value

     This Prospectus relates to 284,532 shares of the $2.50 par value common stock of PennRock Financial Services Corp. (the "Company") to be issued under the PennRock Financial Services Corp. Dividend Reinvestment Plan (the "Plan"), as adopted by the Board of Directors of the Company on November 25, 1986 and as subsequently amended. The Plan provides shareholders of the Company with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of the common stock of the Company.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any of the securities to which this Prospectus relates, in any jurisdiction, to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

               THESE SECURITIES HAVE NOT BEEN APPROVED
                OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     1,019,334 shares of the $2.50 par value common stock of the Company have been authorized for purchase under the Plan, as adjusted to reflect stock dividends and stock splits. Of these shares, 735,102 shares were purchased prior to the date of this Prospectus. This Prospectus relates to the remaining 284,232 shares authorized for purchase under the Plan.

     The date of this Prospectus is October 1, 2000.



                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and also at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and from the website that the Commission maintains at http://www.sec.gov.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission are incorporated in this Prospectus by reference:

          Annual Report on Form 10-K for the year ended
          December 31, 1999.

          Quarterly Reports on Form 10-Q for the quarters ended
          March 31, 2000 and June 30, 2000.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of each such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to: Glenn H. Weaver, President, PennRock Financial Services Corp., 1060 Main Street, P.O. Box 580, Blue Ball, Pennsylvania 17506; telephone (717) 354-4541.



                            Prospectus



                             PennRock
                     Financial Services Corp.



                              [LOGO]





                   ___________________________

                             Dividend
                           Reinvestment
                               Plan

                   ___________________________



                            THE COMPANY

     The Company is a Pennsylvania business corporation organized in 1986 and a registered bank holding company with headquarters in Blue Ball, Pennsylvania. The principal asset of the Company is its wholly-owned bank subsidiary, Blue Ball National Bank. As a bank holding company, the Company engages in the general commercial and retail banking business through the activities of Blue Ball National Bank, which operates 15 banking offices in Lancaster, Berks and Chester Counties, Pennsylvania. As of June 30, 2000, the Company had consolidated total assets of approximately $882,000,000.

     The common stock of the Company is quoted on the Nasdaq
National Market under the symbol PRFS.

     The principal executive offices of the Company are located at 1060 Main Street, P.0. Box 580, Blue Ball, Pennsylvania
17506.  The telephone number of the Company is (717) 354-4541.

                   PENNROCK FINANCIAL SERVICES CORP.
                     DIVIDEND REINVESTMENT PLAN

     The following is a question and answer statement of the provisions of the PennRock Financial Services Corp. Dividend
Reinvestment Plan (the "Plan").

PURPOSE

1.   What is the purpose of the Plan?

          The purpose of the Plan is to provide the shareholders of the Company with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of the $2.50 par value common stock of the Company (the "Common
          Stock").

ADVANTAGES

2.   What are the advantages of the Plan?

          The Plan allows a participant to acquire additional shares of Common Stock at no or reduced brokerage commission costs by having the cash dividends payable on all or a portion of the shares of Common Stock registered in his name automatically reinvested. In addition, a participant may increase the amount of his quarterly investment by making voluntary cash contributions of up to $10,000 per quarter. Under the Plan, participants pay no fees for reinvestment services and record keeping is simplified by the issuance, after each quarterly investment, of a detailed statement of each participant's account, including the cost basis of the whole and fractional shares purchased.

ADMINISTRATION

3.   Who administers the Plan?

          The Plan is administered by American Stock Transfer &
          Trust Company (the "Plan Agent") as the agent for Plan participants.

PARTICIPATION

4.   Who is eligible to participate in the Plan?

          All holders of record of 100 or more shares of Common Stock are eligible to participate in the Plan. A beneficial owner of Common Stock whose shares are held by a bank, broker or other nominee and who wishes to participate in the Plan must first transfer at least 100 of such shares to his own name in order to become a shareholder of record of 100 or more shares and, thus, eligible to participate in the Plan.

          An otherwise eligible shareholder may participate in the Plan only if shares of Common Stock may lawfully be offered and sold under the Plan to residents of the state in which that shareholder resides. As of the date of this Prospectus, shares of Common Stock may be offered and sold under the Plan to shareholders who reside anywhere in the United States.

          The Company shall use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the Plan in all states in which shareholders wishing to participate in the Plan reside; provided, however, that the Company shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the Plan, that to do so would be burdensome or impracticable for reasons of cost or otherwise.

5.   How does an eligible shareholder enroll in the Plan?

          Any eligible shareholder of the Company may enroll in the Plan by completing and signing the authorization card accompanying this Prospectus and returning it to the Plan Agent. Additional authorization cards may be obtained at any time by written or oral request to the Plan Agent.

6.   When may an eligible shareholder enroll in the Plan?

          An eligible shareholder of the Company may enroll in the Plan at any time. If the shareholder's authorization card is received by the Plan Agent on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If an authorization card is received from a shareholder after the record date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next record date if the shareholder is still a holder of record.

7.   What investment options are available under the Plan?

          The following investment options are available under the Plan:

          Full Dividend Reinvestment: A participant may in his authorization card elect to reinvest all dividends paid on all shares of Common Stock now or hereafter registered in his name. A participant who elects the full dividend reinvestment option may also make voluntary cash contributions which will be applied toward the purchase of additional shares of Common Stock.

          Partial Dividend Reinvestment: A participant may in his authorization card elect to reinvest cash dividends paid on a specified number of whole shares registered in his name. A participant who elects the partial dividend reinvestment option may also make voluntary cash contributions which will be applied toward the purchase of additional shares of Common Stock.

          Voluntary Cash Contributions Only: A participant may in his authorization card elect to make voluntary cash contributions only, in which case such voluntary cash contributions will be applied toward the purchase of additional shares of Common Stock.

          Regardless of the option selected by a participant, dividends paid on shares of Common Stock held by the Plan Agent for a participant's account under the Plan will be invested in additional shares of Common Stock.

VOLUNTARY CASH CONTRIBUTIONS

8.   How may voluntary cash contributions to the Plan be made?

          Each participant may make optional cash contributions to the Plan of not less than $25 nor more than $10,000 per quarter. The same amount need not be invested in
          each quarter.   Participants are under no obligation
          to make any voluntary cash contributions. A voluntary cash contribution may be made by forwarding a check or money order payable to the Plan Agent with a completed authorization card at the time of enrollment in the Plan or thereafter with the payment form attached to each quarterly statement of account.

9.   How will voluntary cash contributions be used?

          The Plan Agent will apply each voluntary cash contribution received from a participant before an Investment Date to the purchase of shares of Common Stock for the account of that participant. A voluntary cash contribution will not be deemed to have been made by a participant or received by the Plan Agent until the funds so contributed are actually collected. Interest will not be paid on voluntary cash contributions and the Plan Agent will return any cash contribution received later than the last business day before the next Investment Date and more than 30 days before the next Investment Date. For this reason, it is to the participant's benefit to mail payments so that they are received by the Plan Agent immediately before the next Investment Date.

10. May a participant request the return of a voluntary cash contribution?

          Yes. A voluntary cash contribution will be returned to a participant upon written request to the Plan Agent, provided that the request is received no later than the last business day before the next Investment Date.

PURCHASES

11. What is the source of the shares of Common Stock purchased under the Plan?

          At the direction of the Company, the Plan Agent will purchase shares of Common Stock directly from the Company, in which event the shares purchased will be either authorized but unissued shares or shares held in the treasury of the Company, or on the open market, or by a combination of the foregoing.

12. How will the price of shares purchased under the Plan be determined?

          The price of the shares purchased from the Company will be the fair market value of the shares as of the Investment Date. As defined in the Plan, "fair market value" means the value so designated, in accordance with the guidelines set forth in the Plan, by the Pricing Committee appointed by the Board of Directors of the Company. No shares will be sold at less than par value.

          The price of shares purchased on the open market will be the average cost (including brokerage fees and commissions) to the Plan Agent of such purchases.

13.   What is an Investment Date?

          "Investment Date" means each of the quarterly dividend payment dates of the Company, which have historically fallen early in the months of January, April, July and October of each year.

14. How many shares of Common Stock will be purchased by the Plan Agent for a participant?

          The number of shares purchased for a participant will depend upon the amount of the participant's dividend and voluntary cash payment, if any, and the price of the shares on the relevant Investment Date. Each participant's account will be credited with the number of whole and fractional shares equal to the amount to be invested, divided by the applicable purchase price. Fractional shares will be calculated to three decimal places.

15.   When will shares be purchased under the Plan?

          Shares acquired from the Company will be purchased as of the close of business on the applicable Investment Date. Shares of common stock acquired on the open market will be purchased promptly on or after each Investment Date by the Plan Agent and in no event later than 30 days after the Investment Date. Dividend and voting rights will commence upon settlement. For the purpose of making purchases, the Plan Agent will commingle each participant's funds with those of all other participants.

DIVIDENDS

16.   How will dividends be paid on shares held by the Plan
      Agent?

          As record holder of the shares held in participants' accounts under the Plan, the Plan Agent will receive dividends on all such shares held on each dividend record date, will credit such dividends to participants' accounts on the basis of the number of whole and fractional shares held in each account and will automatically reinvest these dividends in shares of Common Stock of the Company.

COSTS

17.   What are the costs to a participant in the Plan?

          No brokerage fees will be charged to participants in connection with the purchase of shares of Common Stock from the Company. Participants will be charged their pro rata share of the actual cost (including brokerage fees and commissions) of shares purchased in the open market. All other costs of administration of the Plan will be borne by the Company; however, the Company has the right to deduct a $1.00 service charge from a participant's account at the time of his withdrawal from the Plan or at any time a share certificate is requested by a participant.

REPORTS TO PARTICIPANTS

18.   What reports will be sent to participants in the Plan?

          As soon as practicable after completion of each investment on behalf of a participant, the Plan Agent will mail to such participant a statement showing:
          (i) the amount of the dividend and the voluntary cash contribution, if any, applied toward such investment,
          (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total number of shares held for the participant's account under the Plan computed to three decimal places. Each participant will receive annually Internal Revenue Service Form 1099 reporting dividend income received.

CERTIFICATES FOR SHARES AND OPTIONAL CUSTODIAL FEATURE

19. Will certificates be issued for shares purchased under the Plan?

          All shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee, as agent for the participants. Certificates for such shares will not be issued to participants unless requested in writing (See Question No. 24 below).

20.   How does the optional custodial feature work?

          A participant may at any time deposit free of charge with the Plan Agent for safekeeping certificates for shares of Common Stock registered in his name. Such shares will upon receipt be registered in the name of the Plan Agent or its nominee and credited to the participant's account under the Plan. Dividends paid on shares deposited with the Plan Agent will be reinvested under the Plan. A participant who wishes to take advantage of the Plan's custodial feature should contact the Plan Agent for further instructions.

VOTING RIGHTS

21.   How will shares held by the Plan Agent be voted?

          For each meeting of shareholders, the Plan Agent will forward a proxy to each participant and will vote the shares held for a participant's account in accordance with the instructions received from the participant. Shares held for the account of a participant who does not return a proxy will not be voted.

STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

22. What happens if the Company declares a stock dividend or a stock split?

          Any shares issued as a result of a stock dividend or stock split on shares held by the Plan Agent for the account of a participant will be credited to the participant's account under the Plan and dividends paid on such shares will be subject to reinvestment under the Plan.

23.   What happens if the Company makes a rights offering?

          In the event of a rights offering by the Company, the Plan Agent will sell rights received on shares held of record by it and will on the next Investment Date invest the proceeds of sale in additional shares of Common Stock, which will be retained by the Plan Agent and credited proportionately to the accounts of Plan participants. A participant who wishes to exercise such rights individually must request the issuance of a stock certificate for the whole number of shares held by the Plan Agent for his account under the Plan.
         (See Question 24 below). Such request must be made prior to the date for exercising such rights. Rights on shares of Common Stock registered in the name of a participant will be mailed directly to the participant.

WITHDRAWAL AND SALE OF SHARES

24. May a participant withdraw shares purchased under the Plan?

          A participant may at any time request the issuance of a certificate for all or any portion of the number of whole shares of Common Stock held for his account under the Plan by notifying the Plan Agent in writing and specifying in the notice the number of shares to be withdrawn. A certificate will be issued to the participant within 15 days following the receipt by the Plan Agent of the participant's signed request. A $1.00 service charge may be assessed each time the issuance of a stock certificate is requested by a participant. Certificates for fractional shares will not be issued under any circumstances.

25. May a participant elect to have withdrawn shares sold by the Plan Agent?

          Yes. A participant may request in writing that the Plan Agent sell the shares of Common Stock being withdrawn from his account under the Plan. The Plan Agent will within 15 business days following receipt for such a request sell the number of shares specified in the request and will deliver to the participant a check in the amount of the proceeds of sale, less applicable brokerage fees and commissions, service charges, applicable withholding taxes and transfer taxes, and other costs, if any. The Plan Agent currently charges a fee of $10.00 and $0.04 per share for selling shares on behalf of a participant. All such sales will be made in the open market at the then current market price, except that the Company may elect to purchase such shares at a price equal to their fair market value (as defined in the Plan) on the date that the request is received by the Plan Agent. A request by a participant to sell shares being withdrawn from his account under the Plan must be in writing in such form as may from time to time be specified by the Plan Agent.

TERMINATION OF PARTICIPATION

26. How and when may a participant terminate his participation in the Plan?

          Participation in the Plan may be terminated by a participant at any time by giving written notice to the Plan Agent. Unless a participant requests that the shares held for his account under the Plan be sold (See Question No. 25 above), within 15 days after the date on which such notice is received by the Plan Agent, the Plan Agent will deliver to the participant:
          (i) a certificate for the number of whole shares held for his account under the Plan, together with (ii) a check representing any uninvested dividends and voluntary cash contributions and the value of any fractional share, based upon the fair market value per share of the Common Stock on the effective date of termination, less the $1.00 service charge for the issuance of a stock certificate as described in Question 24 above.

AMENDMENT AND TERMINATION OF PLAN

27.   May the Plan be amended or terminated?

          Yes. The Company may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the participants. Thirty days' notice of any suspension or material amendment will be sent to all participants, who shall in all events have the right to withdraw from the Plan.

INQUIRIES CONCERNING THE PLAN

28. Who should be contacted with questions concerning the Plan?

          All inquiries concerning the Plan should be directed to the administrative processor engaged by the Plan
          Agent, as follows:

               American Stock Transfer & Trust Company
                 Dividend Reinvestment Department
                         40 Wall Street
                      New York, NY  10005
                        (800) 937-5449

INTERPRETATION OF THE PLAN

29.  Who will interpret the provisions of the Plan?

          Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, which determination shall be final and binding on all participants.

RESPONSIBILITY OF THE COMPANY AND THE PLAN AGENT

30.   What are the responsibilities of the Company and the Plan
      Agent with respect to the Plan?

          Neither the Company nor the Plan Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon such participant's death, the prices at which shares of Common Stock are purchased, the times when purchases or sales are made or fluctuations in the market value of the Common Stock. The participants must realize that neither the Company nor the Plan Agent can provide any assurance of a profit or protection against loss on shares purchased under the Plan.

FEDERAL INCOME TAX INFORMATION

     The following is a general summary of the federal income tax consequences of participating in the Plan:

     Reinvested Dividends. In the case of reinvested dividends, when shares are acquired for a participant's account directly from the Company, the participant must include in gross income a dividend equal to the number of shares purchased for the participant's account with reinvested dividends multiplied by the per share fair market value of the Common Stock on the relevant Investment Date, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the fair market value of the shares purchased for the participant's account on the relevant Investment Date.

     Alternatively, when shares are purchased for a participant's account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the purchase price of the shares purchased for his account, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

     Voluntary Cash Contributions. In the case of shares purchased directly from the Company with voluntary cash contributions, a participant will be treated as having received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the voluntary cash contribution. A participant's basis in such shares will be the amount of such excess, if any, plus the amount of the voluntary cash payment.

     Alternatively, when shares are purchased on the open market with voluntary cash contributions, the participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

     Additional Information. The foregoing discussion assumes that the Company will, from time to time, have earnings and profits for federal tax purposes in excess of its distributions to shareholders, which is expected to be the case. A prospective participant should also note that the Internal Revenue Service could take the position that the fair market value of a share of Common Stock on any relevant Investment Date may not necessarily be equal to the fair market value per share (as defined in Section 2(c) of the Plan). The holding period for shares of Common Stock acquired pursuant to the Plan will begin the day after the date the shares are credited to a participant's account. In the case of any participant as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, the Company will reinvest dividends net of the amount of tax withheld.

     A participant will not realize taxable income upon the issuance of a certificate for a whole number of shares held for his account under the Plan. However, a participant who receives a cash payment in lieu of the issuance of a fractional share will realize gain or loss with respect to such fractional share. Gain or loss will also be realized upon the sale or exchange of shares of Common Stock acquired under the Plan. The amount of such gain or loss will be the difference between the amount received upon disposition and the tax basis of such shares or fractional share. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term if the shares sold were held by the participant for the applicable holding period and otherwise will be short-term.

     The foregoing is only a brief summary of certain federal income tax consequences of participating in the Plan and does not constitute tax advice. The summary appearing above does not discuss all of the tax consequences of participating in the Plan and may not address the tax consequences to any given participant in view of his individual circumstances. Participants should consult their own tax advisors as to the federal, state and local tax consequences of Plan transactions.

DESCRIPTION OF COMMON STOCK

GENERAL

     The authorized capital of the Company consists exclusively of 20,000,000 shares of common stock of $2.50 par value per share. As of June 30, 2000, there were issued and outstanding 5,985,183 shares of the Company's Common Stock, which shares were held by approximately 2,806 owners of record. The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol PRFS.

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors.
Each share of Common Stock is entitled to share pro rata in dividends and other distributions. The holders of the Common Stock of the Company do not have preemptive rights to subscribe to purchase additional stock and no share is entitled in any manner to any preference over any other share. The shares of Common Stock to be issued under the Plan will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under state law. American Stock Transfer & Trust Company serves as the transfer agent for the Company.

DIVIDENDS

     The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has historically paid cash dividends early in the months of January, April, July and October of each year. However, the timing and amount of future dividends will depend upon earnings, capital requirements, federal and state laws, regulations and policies, and other factors deemed relevant by the Board of Directors.

     The ability of the Company to pay dividends to its shareholders is primarily dependent upon the earnings and financial condition of its wholly owned subsidiary, Blue Ball National Bank. Funds for the payment of such dividends are expected for the foreseeable future to be obtained exclusively from dividends paid to the Company by Blue Ball National Bank.

     Under applicable state and federal laws, the dividends that may by paid by Blue Ball National Bank without prior regulatory approval are subject to prescribed limitations. State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of a bank to pay dividends. The payment of dividends by a bank may also be affected by other regulatory requirements and policies. If, in the opinion of the relevant regulatory authority, a bank under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice, the authority may require that the bank cease and desist from that practice. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to be such an unsafe or unsound practice.

ANTITAKEOVER PROVISIONS

     The Articles of Incorporation and bylaws of the Company include certain provisions that may be considered to be antitakeover in nature, in that they may have the effect of discouraging or making more difficult the acquisition of control of the Company by means of an unsolicited tender or exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of the Company by providing a measure of assurance that the shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its control to the detriment of the shareholders.

     The provisions in the Articles of Incorporation of the Company that may be so considered include the following: (i) a provision that provides for substantial authorized but unissued shares of Common Stock, (ii) a provision that denies the shareholders the right to cumulate their votes for the election of directors, (iii) a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions,
(iv) a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal, (v) a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause, (vi) a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of the shareholders to call a special meeting, (vii) a provision that limits the right of the shareholders to amend the bylaws, and (viii) a provision that requires under certain circumstances a greater than majority shareholder vote in order to amend the Articles of Incorporation. The provisions of the bylaws of the Company that may be so considered include the following: (i) a provision that limits the permissible number of directors, (ii) a provision that establishes a classified Board of Directors, and (iii) a provision that requires advanced written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management. As a Pennsylvania business corporation, the Company is also subject to the Pennsylvania Business Corporation Law, which includes provisions applicable to the Company that may have similar effects.

USE OF PROCEEDS

     The Company is unable to predict the number of shares of Common Stock that will be purchased from the Company under the Plan or the prices at which such shares will be purchased. The net proceeds to the Company from the sale of Common Stock offered hereby will provide additional equity capital to the Company to support its growth and the growth of its wholly-owned subsidiary, Blue Ball National Bank.

LEGAL MATTERS

     Legal matters relating to the shares of Common Stock offered hereby will be passed upon for the Company by Stevens &
Lee, One Penn Square, Lancaster, Pennsylvania 17602.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pennsylvania law provides that a Pennsylvania corporation such as the Company may indemnify its directors, officers, employees and agents against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of the shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or failure to take any action unless the director has breached or failed to perform the duties of his office and that breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

     The bylaws of the Company provide for the indemnification of the directors and officers of the Company and of its subsidiaries and for the elimination of a director's liability for monetary damages to the fullest extent permitted under Pennsylvania law.

     The directors and officers of the Company and its subsidiaries are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated by reference herein have been audited by Simon Lever & Company, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and to the documents incorporated herein by reference.